EXHIBIT F




                   [ON LETTERHEAD OF BARBARA J. SWAN, ESQUIRE]


                                November 16, 2000


Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C.  20549

               RE:  ALLIANT ENERGY CORPORATION, ET AL. -
                    FORM U-1 APPLICATION/DECLARATION
                    (FILE NO. 70-9317) (POST-EFFECTIVE AMENDMENT)

Dear Sirs:

     I refer to the Post-Effective Amendment to the Form U-1 Application/Declaration (the "Application"), under the Public Utility Holding Company Act of 1935, as amended (the "Act"), filed jointly with the Securities and Exchange Commission (the "Commission") by Alliant Energy Corporation ("Alliant Energy") and certain wholly-owned subsidiaries, namely Alliant Energy Corporate Services, Inc., IES Utilities Inc. ("IES"), and Interstate Power Company ("IPC") (collectively, the "Applicants"). I have acted as counsel for the Applicants in connection with the Application.

     In the Application, the Applicants are requesting authority for the period through June 30, 2004, for (1) Alliant Energy to issue and sell short-term debt securities and to use the proceeds thereof to make loans to subsidiaries through the existing Utility Money Pool; (2) IES and IPC to make borrowings from Alliant Energy and each other and to lend to each other, all under the Utility Money Pool; and (3) Alliant Energy to guarantee borrowings by Alliant Energy Resources, Inc. ("AER"), a wholly-owned non-utility subsidiary, under credit lines maintained by AER.

     In connection with this opinion, I have examined original, certified, or conformed copies of all such corporate records, agreements, instruments, and documents of the Applicants, and certificates of public officials and officers of the Applicants, and have made such other investigations as I have deemed necessary or appropriate for the purpose of rendering this opinion. In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity to originals of all documents submitted to me as conformed copies.

     The opinions expressed below with respect to the proposed transactions are subject to the following assumptions and conditions:


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     (a)  The proposed transactions shall have been duly authorized and approved, to the extent required by the governing documents and applicable state laws, by the Boards of Directors of the Applicants.

     (b) The Commission shall have duly entered an appropriate order with respect to the proposed transactions as described in the Application granting and permitting the Application to become effective under the Act and the rules and regulations thereunder and the proposed transactions are consummated in accordance with the Application and said order.

     (c) The Applicants shall have obtained all consents, waivers and releases, if any, required for the proposed transactions under all applicable governing corporate documents, contracts, agreements, debt instruments, indentures, franchises, licenses, and permits.

     (d) No act or event other than as described herein shall have occurred subsequent to the date hereof which would change the opinions expressed above.

     (e) The consummation of the proposed transactions shall be conducted under my supervision and all legal matters incident thereto shall be satisfactory to me, including the receipt in satisfactory form of opinions of other counsel qualified to practice in jurisdictions in which I am not admitted to practice, as I may deem appropriate.

     Based on the foregoing, and subject to the assumptions and conditions set forth herein, and having regard to legal considerations which I deem relevant, I am of the opinion that, in the event the proposed transactions are consummated in accordance with the Application:

     1. All state laws applicable to the proposed transactions will have been complied with; however, I express no opinion as to the need to comply with state blue sky laws;

     2. Each of the Applicants is validly organized and duly existing under the laws of its states of incorporation;

     3. The various debt instruments and guarantees to be issued by Alliant Energy and the other Applicants as part of the proposed transactions will be valid and binding obligations of such companies in accordance with the terms of such instruments and guarantees;

     4. Alliant Energy and the other Applicants will legally acquire, directly or indirectly, the notes evidencing borrowings under the Utility Money Pool; and

     5. The consummation of the proposed transactions will not violate the legal rights of the holders of any securities issued by the Appplicants or their respective subsidiaries.

     I hereby consent to the use of this opinion in connection with the Application.

                                        Sincerely,


                                        Barbara J. Swan


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